Exhibit 21 - List of Subsidiaries of Registrant

Subsidiaries of Twin Cities Power Holdings, LLC At December 31, 2013
Company Name	Jurisdiction of Organization	Status	Tier
Twin Cities Power, LLC	Minnesota	Active	First
Chesapeake Trading Group, LLC	Minnesota	Active	Second
Summit Energy LLC	Minnesota	Active	Second
TC Energy Trading, LLC	Minnesota	Inactive	Second
Twin Cities Power Services, LLC	Minnesota	Inactive	Second
Vision Consulting, LLC	Minnesota	Inactive	Second

Cygnus Partners, LLC	Minnesota	Active	First
Cygnus Energy Futures, LLC	Minnesota	Active	Second

Twin Cities Energy, LLC	Minnesota	Inactive	First
Twin Cities Power – Canada, Ltd.	Alberta	Inactive	Second

Retail Energy Holdings, LLC	Minnesota	Active	First
Town Square Energy, LLC	Delaware	Active	Second
Discount Energy Group, LLC (effective January 2, 2014)	Delaware	Active	Second

Cyclone Partners, LLC	Minnesota	Active	First